Exhibit 99.1

Contact:

Investors:	Media:
Eugenia Shen	Bob Purcell
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 506-6570	(415) 506-3267

For Immediate Release:

BioMarin Appoints Dan Spiegelman as Executive Vice President and Chief Financial Officer

NOVATO, Calif., May 8, 2012 – BioMarin Pharmaceutical Inc. (Nasdaq: BMRN) announced today the appointment of Dan Spiegelman as Executive Vice President and Chief Financial Officer (CFO). Mr. Spiegelman will replace longtime BioMarin CFO, Jeffrey Cooper, at the end of the month.

“We are very pleased to welcome Dan Spiegelman to BioMarin. He is extremely well-qualified to fill this significant leadership role as the company continues a time of rapid growth. As an experienced CFO in the biotechnology field, he has demonstrated strength in strategic vision and execution and will be an instrumental member of the organization,” said Jean-Jacques Bienaimé, Chief Executive Officer. “With a seasoned finance team in place and Jeff Cooper’s continued support as a consultant to Mr. Spiegelman and BioMarin, I am confident that there will be a smooth transition and seamless leadership of the finance organization.”

Mr. Spiegelman most recently served as a consultant to provide strategic financial management support to a portfolio of public and private life science companies. He is a member of the board of directors at several companies including Affymax, Inc. and Oncothyreon Inc. From 1998 to 2009, he served as Senior Vice President and Chief Financial Officer of CV Therapeutics where he was responsible for Finance, Accounting, Investor Relations, Business Development and MIS. From 1991 to 1998, Mr. Spiegelman served various roles at Genentech, Inc., most recently as Treasurer. He received a BA from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio comprises four approved products and multiple clinical and pre-clinical product candidates. Approved products include Naglazyme® (galsulfase) for mucopolysaccharidosis VI (MPS VI), a product wholly developed and commercialized by BioMarin; Aldurazyme® (laronidase) for mucopolysaccharidosis I (MPS I), a product which BioMarin developed through a 50/50 joint venture with Genzyme Corporation; Kuvan® (sapropterin dihydrochloride) Tablets, for phenylketonuria (PKU), developed in partnership with Merck Serono, a division of Merck KGaA of Darmstadt, Germany; and Firdapse™ (amifampridine), which has been approved by the European Commission for the treatment of Lambert Eaton Myasthenic Syndrome (LEMS). Product candidates include GALNS (N-acetylgalactosamine 6-sulfatase), which is currently in Phase III clinical development for the treatment of MPS IVA, amifampridine phosphate (3,4-diaminopyridine phosphate), which is currently in Phase III clinical development for the treatment of LEMS in the U.S.,

PEG-PAL (PEGylated recombinant phenylalanine ammonia lyase), which is currently in Phase II clinical development for the treatment of PKU, BMN-701, a novel fusion protein of insulin-like growth factor 2 and acid alpha glucosidase (IGF2-GAA), which is currently in Phase I/II clinical development for the treatment of Pompe disease, BMN-673, a poly ADP-ribose polymerase (PARP) inhibitor, which is currently in Phase I/II clinical development for the treatment of genetically-defined cancers, and BMN-111, a modified C-nutriuretic peptide, which is currently in Phase I clinical development for the treatment of achondroplasia. For additional information, please visit www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

BioMarin®, Naglazyme® and Kuvan® are registered trademarks of BioMarin Pharmaceutical Inc.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

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